FORM OF

AMENDMENT NO. 10 TO

ADVISORY AGREEMENT

THIS AMENDMENT NO. 10 TO ADVISORY AGREEMENT (this “Amendment”), effective as of             , 2014, by and between Schwab Strategic Trust (“Trust”) and Charles Schwab Investment Management, Inc. (the “Adviser”).

WHEREAS, Trust and Adviser entered into an Advisory Agreement, dated October 12, 2009 (the “Advisory Agreement”), pursuant to which Adviser serves as investment adviser to the Trust on behalf of the series set forth on Schedule A to the Advisory Agreement;

WHEREAS, the parties hereto desire to amend Schedule A to the Advisory Agreement to reflect additional series of the Trust.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Schedule A of the Advisory Agreement is hereby amended to add the following Funds:

Schwab TargetDuration 2-Month ETF

Schwab TargetDuration 6-Month ETF

Schwab TargetDuration 9-Month ETF

Schwab TargetDuration 12-Month ETF

A new Schedule A listing each of the Funds subject to the Advisory Agreement as of the date of this Amendment is hereby attached to this Amendment.

2.	Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Advisory Agreement shall continue in full force and effect. Capitalized terms not defined herein shall have the same meaning as set forth in the Advisory Agreement.

3.	Entire Agreement. The Advisory Agreement as modified by this Amendment constitutes the entire agreement among the parties with respect to the subject matter contained herein and therein and may only be amended by a writing executed by all parties.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

SCHWAB STRATEGIC TRUST, on behalf of each Fund listed on Schedule A		CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

By:		By:
Name:	Brett Wander	Name:	Marie Chandoha
Title:	Sr. Vice President and CIO, Fixed Income	Title:	President and Chief Executive Officer

FORM OF

SCHEDULE A

to the

ADVISORY AGREEMENT

Dated as of October 12, 2009 between

SCHWAB STRATEGIC TRUST and

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

As of             , 2014

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily, at an annual rate, based on the average daily net assets of the respective Fund, in accordance the following fee schedule:

Fund	Rate
Schwab U.S. Broad Market ETF	0.04	%*
Schwab U.S. Large-Cap ETF	0.04	%*
Schwab U.S. Large-Cap Growth ETF	0.07	%*
Schwab U.S. Large-Cap Value ETF	0.07	%*
Schwab U.S. Small-Cap ETF	0.08	%*
Schwab International Equity ETF	0.08	%*
Schwab International Small-Cap Equity ETF	0.19	%*
Schwab Emerging Markets Equity ETF	0.14	%*
Schwab U.S. TIPS ETF	0.07	%*
Schwab Short-Term U.S. Treasury ETF	0.08	%*
Schwab Intermediate-Term U.S. Treasury ETF	0.10	%*
Schwab U.S. REIT ETF	0.07	%*
Schwab U.S. Mid-Cap ETF	0.07	%*
Schwab U.S. Aggregate Bond ETF	0.05	%*
Schwab U.S. Dividend Equity ETF	0.07	%*
Schwab Fundamental U.S. Broad Market Index ETF	0.32	%*
Schwab Fundamental U.S. Large Company Index ETF	0.32	%*
Schwab Fundamental U.S. Small Company Index ETF	0.32	%*
Schwab Fundamental International Large Company Index ETF	0.32	%*
Schwab Fundamental International Small Company Index ETF	0.46	%*
Schwab Fundamental Emerging Markets Large Company Index ETF	0.46	%*
Schwab TargetDuration 2-Month ETF	0.29	%*
Schwab TargetDuration 6-Month ETF	0.29	%*
Schwab TargetDuration 9-Month ETF	0.29	%*
Schwab TargetDuration 12-Month ETF	0.29	%*

*	The Adviser will pay the operating expenses of the Fund, excluding interest expense, taxes, any brokerage expenses, and extraordinary or non-routine expenses.